EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 Amendment No 1 of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of AmpliTech Group, Inc. as of and for the years ended December 31, 2021 and 2020, and of our report dated February 25, 2022 with respect to our audits of the consolidated financial statements of Spectrum Semiconductor Materials, Inc., as of and for the fiscal years ended December 31, 2020 and December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

April 27, 2022